Exhibit 5.1

August 3, 2021

Unitil Corporation

6 Liberty Lane West

Hampton, New Hampshire 03842-1720

Re:    Unitil Corporation—Registration Statement on Form S-3

Ladies and Gentlemen:

I am Chief Regulatory Counsel for Unitil Service Corp. In my capacity as Chief Regulatory Counsel, I advise and represent Unitil Corporation, a New Hampshire corporation (the “Company”), and its regulated subsidiaries in a broad range of corporate, business and regulatory matters. As a result, I have current knowledge of the legal activities of the Company. I have served in such capacity in connection with the preparation and filing by the Company with the U.S. Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 filed on the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act and the issuance and sale, from time to time on a delayed or continuous basis pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act, of an indeterminate number of shares of common stock, no par value, of the Company (the “Shares”).

In my capacity as Chief Regulatory Counsel, I am generally familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares. In rendering the opinion set forth herein, I have examined, am familiar with, and relied on originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of officers of the Company and of public officials and such other instruments as I have deemed necessary or appropriate as a basis for the opinion expressed below, including (i) the Registration Statement, (ii) the Articles of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of New Hampshire, (iii) the By-Laws of the Company, as amended, certified to me by the Secretary of the Company to be true, correct, and complete as of the date hereof, and (iv) certain resolutions of the Board of Directors of the Company relating to the Shares and related matters. In addition, I have examined originals (or copies certified or otherwise identified to my satisfaction) of such other agreements, instruments, certificates, documents and records and have reviewed such questions of law, and made such inquiries, as I have deemed necessary or appropriate for the purposes of the opinion rendered herein. In my

Gary Epler Chief Regulatory Counsel epler@unitil.com T 603.773.6440 F 603.773.6640 www.unitil.com	6 Liberty Lane West Hampton, NH 03842

Re: Registration Statement on Form S-3

August 3, 2021

examination, I have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to me. I have also assumed the regularity of the Company’s corporate proceedings. As to various questions of fact material to the opinion, I have relied on statements and certificates of officers and representatives of the Company and public officials.

In rendering the opinions expressed herein, I have assumed that: (i) the Registration Statement, and any amendments thereto (including any post-effective amendments), will have become effective and will comply with all then applicable laws and regulations and such effectiveness shall not have been terminated or rescinded; (ii) an applicable prospectus supplement will have been prepared and timely filed with the Commission describing the Shares; (iii) all Shares will be issued and sold in compliance with then applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; (iv) with respect to an underwritten offering, a definitive purchase, underwriting or similar agreement with respect to any Shares will be duly authorized and validly executed and delivered by the Company and the other parties thereto; (v) there will be sufficient shares of common stock, no par value, of the Company authorized under the Articles of Incorporation of the Company as in effect at the time of the offering of Shares and not otherwise reserved for other issuance; and (vi) with respect to any Shares, any other proceedings that are required by then applicable laws will be timely and properly completed in connection with such offering.

Based on and subject to the foregoing and to the other qualifications and limitations set forth herein, I am of the opinion that when (i) a prospectus supplement and any other offering materials with respect to the Shares will have been filed with the Commission in compliance with the Act and the rules and regulations thereunder then applicable, (ii) appropriate corporate action by the Company’s Board of Directors or a duly authorized committee thereof will have been taken to authorize the issuance of Shares, (iii) any legally required consents, approvals, authorizations and orders of the Commission and any other regulatory authorities will have been obtained, (iv) the Shares will have been duly issued and delivered by the Company against payment of the agreed-upon consideration therefor in accordance with such corporate action, and (v) all of the foregoing actions will have been taken so as not to violate any then applicable law, rule or regulation or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement, restriction or order imposed by any court or governmental body having jurisdiction over the Company, then, upon the happening of such events, such Shares will be validly issued, fully paid and non-assessable.

Re: Registration Statement on Form S-3

August 3, 2021

In rendering the foregoing opinion, I express no opinion as to the laws of any jurisdiction other than the corporate laws of New Hampshire as set forth in the New Hampshire Business Corporation Act. The Shares may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Act in the amounts, at prices and on terms to be determined in light of market conditions at the time of sale, and as set forth in the Registration Statement, any amendments thereto, the prospectus contained therein (the “Base Prospectus”) and any prospectus supplement to the Base Prospectus, and the opinions expressed herein are limited to the foregoing laws, including applicable rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect and to the facts as they presently exist.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the prospectus included as part of the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

/s/ Gary Epler

Gary Epler

Chief Regulatory Counsel

cc:    Robert Hevert, Senior Vice-President, Chief Financial Officer and Treasurer